Exhibit 99.1

Kadmon Initiates Placebo-Controlled Phase 2 Clinical Trial Evaluating KD025 in Psoriasis

NEW YORK, September 21, 2016 – Kadmon Holdings, Inc. (NYSE: KDMN) today announced that the first patient has been dosed in a double-blind, placebo-controlled Phase 2 clinical trial of KD025, the Company’s oral inhibitor of Rho-associated coiled-coil kinase 2 (ROCK2), in moderate to severe chronic plaque psoriasis.  The dose-finding study examines KD025 administered at four doses: 200 mg once daily (QD), 200 mg twice daily (BID), 400 mg QD and 600 mg QD (administered as 400 mg in the morning and 200 mg in the evening) compared to matching placebo BID for 16 weeks in approximately 150 patients in the United States.

The study builds on results from a recently completed open-label Phase 2 clinical study of KD025 in moderate to severe psoriasis, in which 85% of patients completing the trial achieved Psoriasis Area and Severity Index (PASI) score reductions with minimal side effects.  Of note, 71% of patients receiving KD025 200 mg BID achieved at least a 50% decrease in PASI score (PASI 50), and 42% of patients receiving KD025 400 mg QD and achieved PASI 50.  In addition, 84% of patients for whom measurements were available showed reduced levels of pro-inflammatory cytokine IL-17, the key driver in psoriasis, with minimal effect on the rest of the immune system, potentially avoiding toxicities and increased susceptibility to infections associated with currently available biologic therapies.

“With its demonstrated safety and targeted anti-inflammatory activity, we believe KD025 potentially offers a new approach to treating psoriasis, while preserving normal immune function,” said Harlan W. Waksal, M.D., President and Chief Executive Officer of Kadmon. “We are optimistic that data from our placebo-controlled trial will provide further evidence of the potential value of KD025 as a psoriasis therapy.”

In addition to psoriasis, Kadmon is conducting Phase 2 clinical trials of KD025 in chronic graft-versus-host disease and in idiopathic pulmonary fibrosis, diseases in which ROCK2 signaling is up-regulated.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company focused on developing innovative products for significant unmet medical needs.  We have a diversified product pipeline in autoimmune and fibrotic diseases, oncology and genetic diseases.

Safe Harbor Statement

This press release contains forward-looking statements. Such statements may be preceded by the words "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "targets," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii)  the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; and (xix) our ability to attract and retain qualified employees and key personnel. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including the Company's prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the SEC on July 27, 2016. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact Information

Ellen Tremaine, Investor Relations

646.490.2989

ellen.tremaine@kadmon.com

Maeve Conneighton, Media

212.600.1902

maeve@argotpartners.com